Exhibit 10.21E
Qlik Technologies Inc. 2010 Equity Incentive Plan:
Notice of Employee Stock Unit Award
Qlik Technologies Inc. (the “Company”) grants the following individual units representing shares of the Company’s Common Stock of on the following terms:

Name of Recipient (“you”):	«Name»

Total Number of Units Granted:	«TotalUnits»

Date of Grant:	«DateGrant»

Vesting Commencement Date:	«VestDay»

Vesting Schedule:	Provided you remain in continuous “Service” (as defined in the Plan), 25% of the units subject to this award will vest on each of the first, second, third and fourth anniversary of the Vesting Commencement Date listed above.
You and the Company agree that these units are granted under and governed by the terms and conditions of the 2010 Equity Incentive Plan (the “Plan”) and the Stock Unit Terms & Conditions, both of which are attached to and made a part of this document. In accepting this award and the benefits it conveys, you are also accepting all the terms and conditions of this award as set forth in these documents.
You further agree to accept by email, electronic submission or any other means requested by the Company all documents relating to the Company, the Plan or this award and all other documents that the Company is required to deliver to its security holders (including, without limitation, disclosures that may be required by the Securities and Exchange Commission). You also agree that the Company may deliver these documents by posting them on a website maintained by the Company or by a third party under contract with the Company. If the Company posts these documents on a website, it will notify you by email. You acknowledge that you may incur costs in connection with electronic delivery, including the cost of accessing the internet and printing fees, and that an interruption of internet access may interfere with your ability to access the documents. This consent will remain in effect until you give the Company written notice that it should deliver paper documents.
You further agree to comply with the Company’s Securities Trading Policy when selling shares of the Company’s Common Stock.

Qlik Technologies Inc.
By:
Title:

Qlik Technologies Inc. 2010 Equity Incentive Plan:
Stock Unit Terms and Conditions

Payment for Units	No payment is required for the units that you are receiving.

Vesting	The units vest as shown in the Notice of Stock Unit Award.

No additional units vest after your Service has terminated for any reason.

Forfeiture	If your Service terminates for any reason, then your units will be forfeited to the extent that they have not vested before the termination date and do not vest as a result of the termination. This means that any units that have not vested under this Agreement will immediately be cancelled. You receive no payment for units that are forfeited. The Company determines when your Service terminates for this purpose.

Leaves of Absence and Part-Time Work	If you go on a leave of absence, then the vesting schedule specified in the Notice of Stock Unit Award may be adjusted in accordance with the terms of your leave.

Settlement of Units	Each of your units will be settled when it vests. At the time of settlement, you will receive one share of the Company’s Common Stock for each vested unit. The shares to be issued upon vesting of the units will be issued as soon as reasonably practicable on or following the vesting date and, unless applicable law requires otherwise, will in all events be issued within 30 days of such vesting date.

Section 409A	This paragraph applies only if the Company determines that you are a “specified employee,” as defined in the regulations under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), at the time of your “separation from service,” as defined in those regulations, and if the units are deemed to be “nonqualified deferred compensation” under Code Section 409A. If this paragraph applies, then any units that otherwise would have been settled during the first six months following your separation from service will instead be settled during the seventh month following your separation from service, unless the settlement of those units is exempt from Section 409A of the Code or unless the event triggering vesting is an event other than your separation from service.

Nature of Units	Your units are mere bookkeeping entries. They represent only the Company’s unfunded and unsecured promise to issue shares of Common Stock (or distribute cash) on a future date. As a holder of units, you have no rights other than the rights of a general creditor of the Company.

No Voting Rights or Dividends	Your units carry neither voting rights nor rights to cash dividends. You have no rights as a stockholder of the Company unless and until your units are settled by issuing shares of the Company’s Common Stock.

Units Nontransferable	You may not sell, transfer, assign, pledge or otherwise dispose of any units. For instance, you may not use your units as security for a loan.

Beneficiary Designation	You may dispose of your units in a written beneficiary designation. A beneficiary designation must be filed with the Company on the proper form. It will be recognized only if it has been received at the Company’s headquarters before your death. If you file no beneficiary designation or if none of your designated beneficiaries survives you, then your estate will receive any vested units that you hold at the time of your death.

Withholding Taxes	No stock certificates or cash will be distributed to you unless you have made arrangements satisfactory to the Company, in its sole discretion as to method, for the payment of withholding taxes, if any, that are due as a result of the vesting or settlement of this award.

Restrictions on Resale	You agree not to sell any shares at a time when applicable laws, Company policies or an agreement between the Company and its underwriters prohibit a sale. This restriction will apply as long as your Service continues and for such period of time after the termination of your Service as the Company may specify.

Service Conditions	Your award or this Agreement does not give you the right to continue in Service. Subject to applicable law, the Company and its subsidiaries reserve the right to terminate your Service at any time, with or without cause.

Adjustments	In the event of a stock split, a stock dividend or a similar change in Company stock, the number of your units will be adjusted accordingly, as the Company may determine pursuant to the Plan.

Effect of Merger	If the Company is a party to a Corporate Transaction, then your units will be subject to the applicable provision of the Plan, provided that any action taken must either (a) preserve the exemption of your units from Section 409A of the Code or (b) comply with Section 409A of the Code.

Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of Delaware (without regard to their choice-of-law provisions).

The Plan and Other Agreements	The text of the Plan is incorporated in this Agreement by reference. The Plan, this Agreement and the Notice of Stock Unit Award constitute the entire understanding between you and the Company regarding this award. Any prior agreements, commitments or negotiations concerning this award are superseded. This Agreement may be amended only by another written agreement between the parties.